Exhibit 99.1

Portola Pharmaceuticals Reports Third Quarter 2015

Financial Results and Provides Corporate Update

Initiated Rolling BLA submission to FDA for Andexanet alfa

—Conference Call Today at 4:30 p.m. ET—

South San Francisco, Calif. (November 9, 2015) – Portola Pharmaceuticals (Nasdaq: PTLA) today provided a corporate update and reported its financial results for the third quarter ended September 30, 2015.

“We achieved a number of significant clinical, regulatory and manufacturing milestones over the past quarter,” said William Lis, chief executive officer of Portola. “We completed enrollment in the APEX study of betrixaban, our Fast Track-designated product. For andexanet alfa, our breakthrough Factor Xa reversal agent, we initiated our rolling submission of our Biologics License Application, or BLA, to the U.S. Food and Drug Administration, or FDA. That comes on the heels of two important andexanet manufacturing milestones: we completed the commercial manufacturing process validation in support of our submission and commercial launch, and successfully scaled-up our first Generation 2 process, which will allow us to increase our production capacity at lower costs. These achievements keep us on track for our planned launch of andexanet alfa in 2016 followed by betrixaban in 2017, assuming clinical and regulatory success.”

Other Recent Achievements, Upcoming Events and Milestones

Betrixaban

•	Completed APEX (Acute Medically Ill VTE Prevention with Extended Duration Betrixaban) study enrollment.

•	Successfully completed a sixth and final review of the APEX study Data and Safety Monitoring Committee, to correspond with an increase in sample size from 6,850 to 7,500 patients.

•	Received Fast Track designation from the FDA for prevention of VTE in acute medically ill patients.

•	APEX Study metrics, including pooled blinded aggregate event rates, remain on target.

•	Plan to report topline APEX study data late in the first quarter of 2016.

•	Plan to submit a New Drug Application to the FDA in 2016, subject to positive data.

Andexanet Alfa

•	Initiated rolling submission of BLA); we expect the application to be complete by the end of 2015 under Accelerated Approval pathway.

•	Completed commercial manufacturing process validation at CMC Biologics to support the BLA and commercial launch at 2,500 liter scale.

•	Successfully scaled up our first Generation 2, 10,000 liter batch product at Lonza.

•	Announced topline data from the second part of the Phase 3 ANNEXATM-R study, which demonstrated that andexanet alfa administered as an intravenous bolus followed by a continuous two-hour infusion produced rapid reversal of the anticoagulant effect of rivaroxaban and sustained it for the duration of the infusion. The full data set from Part 2 of the study will be presented during a Late-Breaking Clinical Trial session at the American Heart Association’s Scientific Sessions 2015 on November 11 in Orlando.

•	Enrollment remains on track in ANNEXA-4, a Phase 4 confirmatory study of patients receiving apixaban, rivaroxaban, edoxaban or enoxaparin who present with an acute major bleed.

•	Initiated a Phase 2 proof-of-concept study in healthy volunteers to evaluate the safety and efficacy of andexanet alfa in reversing the anticoagulant effect of betrixaban, and define the dose of betrixaban required for inclusion in ANNEXA-4.

•	Plan to present two abstracts at the American Society of Hematology (ASH) Annual Meeting in December in Orlando.

Cerdulatinib – Oral, dual Syk/JAK kinase inhibitor for hematologic cancers

•	Continued to dose-escalate in the Phase 1 part of the ongoing Phase 1/2a study in patients with relapsed/refractory B-cell malignancies who have failed multiple therapies to determine the maximum tolerated dose. Exploring alternate dosing regiments and formulations to get to a higher exposure. Cerdulatinib continues to show activity and is well tolerated.

•	Plan to present three abstracts at the ASH Annual Meeting in December in Orlando.

Corporate

•	Elected David C. Stump, M.D., former executive vice president, research and development, at Human Genome Sciences, Inc., to Portola’s board of directors.

Third Quarter Financial Results

Collaboration revenue earned under Portola’s collaborations with Bristol-Myers Squibb Company and Pfizer, Bayer Pharma and Janssen Pharmaceuticals, Daiichi Sankyo and Lee’s Pharmaceutical was $2.9 million for the third quarter of 2015 compared with $2.4 million for the third quarter of 2014.

Total operating expenses for the third quarter of 2015 were $58.5 million compared with $38.2 million for the same period in 2014. Total operating expenses for the third quarter of 2015 included $6.1 million in stock-based compensation expense compared with $2.2 million for the third quarter of 2014. Research and development expenses were $48.4 million for the third quarter of 2015 compared with $31.8 million for the third quarter of 2014 as the Company continued to support its manufacturing scale-up of andexanet alfa in preparation for BLA submission and commercial launch and work on its larger scale Generation 2 manufacturing process at Lonza; its Phase 3 and Phase 4 ANNEXA studies of andexanet alfa; completing enrollment in the Phase 3 APEX Study of betrixaban and its Phase 1/2a clinical study of cerdulatinib. Selling, general and administrative expenses for the third quarter of 2015 were $10.1 million compared with $6.4 million for the same period in 2014 as the Company increased headcount to support its growth, resulting in higher headcount-related costs including stock-based compensation expense, and increased pre-commercial launch activities.

Portola reported a net loss of $55.2 million, or $(1.05) net loss per share, for the third quarter of 2015 compared with a net loss of $35.8 million, or $(0.86) net loss per share, for the third quarter of 2014. Shares used to compute net loss per share attributable to common stockholders were approximately 52.6 million for the third quarter of 2015 compared with approximately 41.4 million for the same period in 2014.

As of September 30, 2015, cash, cash equivalents and investments totaled $356.0 million compared with cash, cash equivalents and investments of $392.3 million as of December 31, 2014.

Conference Call Details

To access the live conference call today, November 9, 2015, at 4:30 p.m. Eastern Time via phone, please dial (844) 452-6828 from the United States and Canada or +1 (765) 507-2588 internationally, and use the passcode 62894229. Please dial in 10 minutes prior to the start of the call. To access the live and subsequently archived webcast of the conference call, go to the Investor Relations section of the Company’s website at http://investors.portola.com. Please connect to the website at least 15 minutes prior to the call to allow for any software download that may be necessary. A replay of the webcast will be available on the Company’s website for 30 days following the live event.

About Portola Pharmaceuticals, Inc.

Portola Pharmaceuticals is a biopharmaceutical company developing product candidates that could significantly advance the fields of thrombosis and other hematologic diseases. The Company is advancing its three wholly-owned programs using novel biomarker and genetic approaches that may increase the likelihood of clinical, regulatory and commercial success of its potentially life-saving therapies. These programs include betrixaban, an oral, once-daily Factor Xa inhibitor being evaluated in the APEX Phase 3 study for prophylaxis of venous thromboembolism (VTE); andexanet alfa, a recombinant protein designed to reverse the anticoagulant effect in patients treated with an oral or injectable Factor Xa inhibitor; and cerdulatinib, a Syk/JAK inhibitor in development to treat hematologic cancers. Portola’s partnered program is focused on developing selective Syk inhibitors for inflammatory conditions. For more information, visit www.portola.com and follow the Company on Twitter @Portola_Pharma.

Forward-looking Statement

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Such statements include, but are not limited to, statements regarding: the timing and ability to achieve the milestones and events described under the section “Other Recent Achievements, Upcoming Events and Milestones,” our goal of becoming a fully commercialized biopharmaceutical company, the projected timing of our product launches, the occurrence and timing of planned filings with the FDA and the timing of our reporting of clinical data. Risks that contribute to the uncertain nature of the forward-looking statements include: our expectation that we will incur losses for the foreseeable future and will need additional funds to finance our operations; the accuracy of our estimates regarding our ability to initiate and/or complete our clinical trials and the timing and expense of these trials; the pace of enrollment in our clinical trials; the results of our clinical trials related to the efficacy and safety of our product candidates; our potential inability to manufacture our product candidates on a commercial scale in a timely or cost-efficient manner; the accuracy of our estimates regarding expenses and capital requirements; our ability to successfully build a hospital-based sales force and commercial infrastructure; regulatory developments in the United States and foreign countries; our ability to obtain and maintain intellectual property protection for our product candidates; and our ability to retain key scientific or management personnel. These and other risks and uncertainties are described more fully in our most recent filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K and our Quarterly Report on Form 10-Q for the third quarter of 2015, which we expect to file on or about November 9, 2015. All forward-looking statements contained in this press release speak only as of the date on which they were made. We undertake no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

# # #

Investor Contact:	Media Contact:
Ana Kapor	Julie Normart
Portola Pharmaceuticals	W2O Group
ir@portola.com	jnormart@w2ogroup.com

PORTOLA PHARMACEUTICALS, INC.

Unaudited Condensed Statements of Operations

(In thousands, except share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Collaboration and license revenue	$2,912	$2,427	$7,656	$7,213
Operating expenses:
Research and development	48,405	31,780	140,563	88,918
Selling, general and administrative	10,071	6,424	27,987	16,601

Total operating expenses	58,476	38,204	168,550	105,519

Loss from operations	(55,564)	(35,777)	(160,894)	(98,306)
Interest and other income (expense), net	406	(16)	495	437

Net loss attributable to common stockholders	$(55,158)	$(35,793)	$(160,399)	$(97,869)

Shares used to compute net loss per share attributable to common stockholders:
Basic and diluted	52,576,005	41,402,037	51,428,117	41,233,206

Net loss per share attributable to common stockholders:
Basic and diluted	$(1.05)	$(0.86)	$(3.12)	$(2.37)

PORTOLA PHARMACEUTICALS, INC.

Unaudited Condensed Balance Sheet Data

(In thousands)

(In thousands)	September 30, 2015	December 31, 2014
	(Unaudited)
ASSETS
Cash, cash equivalents and investments	$355,968	$392,303
Total current assets	376,467	315,077
Property and equipment, net	5,406	2,776
Total assets	394,860	416,495
Accounts payable	9,173	14,084
Accrued research and development and accrued and other liabilities	27,439	13,966
Deferred revenue (current portion and long-term)	29,431	36,585
Total current liabilities	49,158	41,131
Total liabilities	71,952	68,693
Total stockholders’ equity	322,908	347,802